                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        MARINE DRILLING COMPANIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        JOAN R. SMITH/WILLIAM H. FLORES
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    {LOGO}



                        MARINE DRILLING COMPANIES, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1994



To the Stockholders:

        Notice is hereby given that the annual meeting of stockholders of Marine Drilling Companies, Inc. (``the Company'') will be held in the One Sugar Creek Place Auditorium on the first floor of the Company's headquarters located at 14141 Southwest Freeway, Sugar Land, Texas on Wednesday, May 4, 1994 at 9:00 a.m. for the following purposes:

        1.     To elect six (6) directors.

        2. To ratify the Board of Directors' appointment of KPMG Peat Marwick, independent public accountants, as auditors for the year ending December 31, 1994.

        3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

        Stockholders of record of the Company's Common Stock at the close of business on March 24, 1994 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435, during the ten days preceding the meeting.

                                             By Order of the Board of Directors,



                                             Joan R. Smith
                                             Secretary

Sugar Land, Texas
April 1, 1994


       IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

- --------------------------------------------------------------------------------

                                PROXY STATEMENT



SOLICITATION AND REVOCABILITY OF PROXIES

        This proxy statement is being furnished to the stockholders of Marine Drilling Companies, Inc. (the ``Company'') in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held in the One Sugar Creek Place Auditorium on the first floor of the Company's headquarters located at 14141 Southwest Freeway, Sugar Land, Texas on Wednesday, May 4, 1994 at 9:00 a.m. CDT and any adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is April 4, 1994.

        At the Annual Meeting, the holders of shares of common stock, par value $.01 per share, of the Company (the ``Common Stock'') will be asked to consider and vote upon (i) the election of six persons to serve on the Board of Directors of the Company, (ii) ratification of the Board of Directors' appointment of KPMG Peat Marwick as independent auditors for the Company for fiscal year 1994 and (iii) to consider and take action upon such other matters as may properly come before the Annual Meeting.

        All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received and which are eligible to vote, such proxies will be voted FOR the Board of Directors' nominees for directors and FOR ratification of the Board of Directors' appointment of KPMG Peat Marwick as independent auditors for fiscal year 1994. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435.

        The close of business on March 24, 1994 was the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 24, 1994, the Company had issued and outstanding 43,792,876 shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of March 24, 1994, present in person or represented by proxy and eligible to vote, will constitute a quorum at the Annual Meeting. A list of such stockholders will be available at the time and place of the meeting and at the Company's offices, 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435, during the ten days preceding the meeting.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

        Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon. The persons named in the accompanying proxy will vote for the nominees named herein unless specifically instructed to the contrary.

        The Company's Annual Report for the year ended December 31, 1993, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1993 and 1992, respectively, and audited consolidated statements of income and changes in financial position for each of the years ended December 31, 1993, 1992 and 1991, respectively, will be mailed to stockholders on or about April 4, 1994. Additional copies are available from the Company upon request.

        The cost of this solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, telephone and telegraph. The Company has arranged for Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, New York 10022-4799 to solicit proxies in such manner at a cost of $2,000, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial holders of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the shares of Common Stock (the only class of securities of the Company) owned of record and beneficially as of March 24, 1994, by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock, (ii) each current director of the Company, (iii) each nominee for election as a director of the Company, (iv) each named executive officer of the Company and (v) all directors and executive officers of the Company as a group:

                                                                              COMMON STOCK
                                                                  ---------------------------------
                                                                     NUMBER              PERCENTAGE
                                                                       OF                 OF COMMON
STOCKHOLDER                                                          SHARES              STOCK OWNED
- -----------                                                      --------------          -----------
Warburg, Pincus Capital Company, L.P. (1) . . . . . . . . .         11,091,120                25.3%
   466 Lexington Avenue
   New York, NY  10017

Aeneas Venture Corporation (2)  . . . . . . . . . . . . . .          5,328,430                12.2%
   600 Atlantic Avenue
   Boston, MA  02210

FMR Corp. (3) . . . . . . . . . . . . . . . . . . . . . . .          4,591,500                10.5%
   82 Devonshire Street
   Boston, MA  02109

The Chase Manhattan Bank, N.A.  . . . . . . . . . . . . . .          3,123,985                 7.1%
   One Chase Manhattan Plaza
   New York, NY  10081

Capricorn Investors, L.P. (4) . . . . . . . . . . . . . . .          2,537,726                 5.8%
   72 Cummings Point Road
   Stamford, CT  06902

William O. Keyes (5)  . . . . . . . . . . . . . . . . . . .          1,629,576                 3.7%

William H. Flores (6) . . . . . . . . . . . . . . . . . . .            104,188                 *

Howard H. Newman (7)  . . . . . . . . . . . . . . . . . . .         11,091,120                25.3%

James E. Thomas (8) . . . . . . . . . . . . . . . . . . . .         11,091,120                25.3%

Christopher M. Linneman (9) . . . . . . . . . . . . . . . .                 --                 --

Michael E. McMahon (10) . . . . . . . . . . . . . . . . . .          5,328,430                12.2%

Michael R. Eisenson (11)  . . . . . . . . . . . . . . . . .          5,328,430                12.2%

Herbert S. Winokur, Jr. (12)  . . . . . . . . . . . . . . .          2,537,726                 5.8%

Gerald T. Greak (13)  . . . . . . . . . . . . . . . . . . .             55,210                 *

Hugh L. Adkins (14) . . . . . . . . . . . . . . . . . . . .             39,424                 *

Joan R. Smith (15)  . . . . . . . . . . . . . . . . . . . .             22,984                 *

All executive officers and directors
 as a group (11 persons) (16) . . . . . . . . . . . . . . .         20,808,658                47.4%

- -------------
 *      Less than one percent (1%) of the outstanding shares.
                                                (see notes on following page)



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

Footnotes:

  (1) The sole general partner of Warburg, Pincus Capital Company, L.P. (``Warburg'') is Warburg, Pincus & Co., a New York general partnership (``WP''). E.M. Warburg, Pincus & Co., Inc. (``EMW''), through a wholly-owned subsidiary, manages Warburg. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. EMW owns .9% of the limited partnership interests in Warburg. Howard H. Newman and James
        E. Thomas are Managing Directors of EMW and general partners of WP. As such, Mr. Newman and Mr. Thomas, who are directors of the Company, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg, EMW and WP. See Notes (7) and (8) below. Lionel I. Pincus is the managing partner of WP and may be deemed to control it.

  (2) Aeneas Venture Corporation (``Aeneas'') is a wholly-owned subsidiary of the President and Fellows of Harvard College, a Massachusetts educational corporation, that assists in the management of the Harvard University endowment fund. Mr. Eisenson is the President of Aeneas Group, Inc., an affiliate of Aeneas, and a vice president and director of Aeneas. Mr. Eisenson participates in the investment decisions of Aeneas, but has neither sole voting nor sole investment power over such shares. Mr. Eisenson disclaims beneficial ownership of the shares owned by Aeneas. In addition, Mr. McMahon is a partner of Aeneas Group, Inc. and also participates in the investment decisions of Aeneas. Mr. McMahon has neither sole voting nor sole investment power over such shares, and disclaims beneficial ownership of the shares owned by Aeneas.

  (3)   Based on a Schedule 13G filed by FMR Corp. on March 10, 1994.  Such
        Schedule 13G indicates that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 3,779,400 shares as a result of acting as advisor to several investment companies and that Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 812,100 shares as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3rd, Chairman of FMR Corp., owns 34% of the outstanding common stock of FMR Corp.

  (4) The general partner of Capricorn Investors, L.P. (``Capricorn'') is Capricorn Holdings, G.P., the general partner of which is Winokur Holdings, Inc. Mr. Winokur is the President and sole shareholder of Winokur Holdings, Inc. Mr. Winokur, a director of the Company, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares owned by Capricorn.

  (5) Mr. Keyes is Chairman of the Board, Chief Executive Officer, President and Director. Mr. Keyes holds options to purchase 300,000 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of March 24, 1994, no shares were exercisable within sixty (60) days.

  (6) Mr. Flores is a Director, Senior Vice President and Chief Financial Officer. Mr. Flores holds options to purchase 300,000 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of March 24, 1994, no shares were exercisable within sixty (60) days.

  (7) Mr. Newman is a Director. All of the shares indicated as owned by Mr. Newman are owned directly by Warburg and are included because of Mr. Newman's affiliation with Warburg. Mr. Newman disclaims ``beneficial ownership'' of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Note (1) above.

  (8) Mr. Thomas is a Director. All of the shares indicated as owned by Mr. Thomas are owned directly by Warburg and are included because of Mr. Thomas' affiliation with Warburg. Mr. Thomas disclaims ``beneficial ownership'' of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Note (1) above.

  (9) Mr. Linneman, a Vice President of EMW, is a nominee for Director of the Company.

 (10) Mr. McMahon is a nominee for Director of the Company. All of the shares indicated as owned by Mr. McMahon are owned directly by Aeneas and are included because of Mr. McMahon's affiliation with Aeneas and Aeneas Group. Mr. McMahon disclaims ``beneficial ownership'' of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Note (2) above.

 (11) Mr. Eisenson is a Director. All shares indicated as beneficially owned by Mr. Eisenson are owned directly by Aeneas and are included because of Mr. Eisenson's affiliation with Aeneas and Aeneas Group. See Note
        (2) above. Mr. Eisenson disclaims beneficial ownership of the shares owned by Aeneas.

 (12) Mr. Winokur is a Director. All shares indicated as beneficially owned by Mr. Winokur are owned directly by Capricorn and are included because of Mr. Winokur's affiliation with Capricorn. See Note (4) above.

 (13) Mr. Greak is Senior Vice President--Marketing. Mr. Greak holds options to purchase 276,800 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of March 24, 1994, 51,800 shares were exercisable within sixty (60) days which are included in such amount.

 (14) Mr. Adkins is Senior Vice President and Operations Manager. Mr. Adkins holds options to purchase 225,520 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of March 24, 1994, 38,020 shares were exercisable within sixty (60) days which are included in such amount.

 (15) Ms. Smith is Vice President, Controller and Secretary. Ms. Smith holds options to purchase 96,250 shares of Common Stock under the Company's 1992 Long Term Incentive Plan, and as of March 24, 1994, no shares were exercisable within sixty (60) days.

 (16) Included are the shares owned by Warburg, Aeneas and Capricorn with which Messrs. Newman, Thomas, Eisenson and Winokur are associated and 89,820 option shares exercisable within sixty (60) days of the date of March 24, 1994.


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                                       4

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                         ITEM 1 - ELECTION OF DIRECTORS

        At the time of the 1994 Annual Meeting of Stockholders, the Company's Board of Directors will consist of six directors who will each serve until the next Annual Meeting of Stockholders or until the election and qualification of their respective successors.

        It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1994 Annual Meeting for the election of the nominees for director whose names are set forth below. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

        If, for any reason, at the time of the election, one or more of such nominees elected by the Board of Directors should be unable to serve or for good cause will not serve, the proxy may be voted for a substitute nominee or nominees selected by the Board of Directors. Each of the nominees named below has consented to being named in this proxy statement and to serve if elected.

        The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Under Texas law, an abstention would have the same legal effect as a vote against a director, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. Shareholders may not cumulate their votes in the election of directors.

        Pursuant to the Shareholders' Agreement discussed below, Warburg has nominated for election as directors Howard H. Newman and Christopher M. Linneman and has agreed to vote for such nominees.

SHAREHOLDERS' AGREEMENT

        On October 29, 1992, the Company, Warburg, Aeneas, Capricorn, William
O. Keyes (``Mr. Keyes'') and The Chase Manhattan Bank (National Association) (``Chase'') entered into a shareholders' agreement (the ``Shareholders' Agreement'') with respect to the shares (the ``Investor Shares'') of Common Stock received by each of them in connection with the Company's 1992 reorganization (the ``Reorganization''). The Shareholders' Agreement provided that, in any election of the Company's directors, each of Warburg, Chase, Aeneas, Capricorn and Mr. Keyes had the right to designate one nominee so long as the Investor Shares then owned by such shareholder equaled or exceeded 5% of the outstanding Common Stock. In addition, Warburg shall have the right to designate an additional nominee (for a total of two) so long as the Investor Shares then owned by it equals or exceeds 15% of the outstanding Common Stock. As a result of the Shareholders' Agreement, Warburg, Aeneas, Capricorn, Chase and Mr. Keyes had until June 29, 1993, among other things, the ability to elect all the directors of the Company.

        On June 29, 1993, the Shareholders' Agreement was terminated except with respect to Warburg's right to designate one or two nominees, as described above.



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                                       5

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NOMINEES FOR DIRECTOR

        The following table sets forth certain information for each nominee listed in the enclosed proxy for director, including his name, age, position with the Company, and the year he became a director of the Company.

                                                                                                    Director
                  Name                    Age                Position with the Company               Since
                  ----                    ---                -------------------------              --------
        William O. Keyes  . . . . . . .   64        Chairman of the Board, President,
                                                    Chief Executive Officer and Director              1990
        William H. Flores . . . . . . .   40        Senior Vice President, Chief Financial
                                                    Officer, Assistant Secretary and Director         1990
        Christopher M. Linneman . . . .   34        Director nominee                                    --
        Michael E. McMahon  . . . . . .   46        Director nominee                                    --
        Howard H. Newman  . . . . . . .   47        Director                                          1987
        Herbert S. Winokur, Jr. . . . .   50        Director                                          1987

        William O. Keyes, a Director since March 1990, has been Chairman of the Board, President and Chief Executive Officer of the Company since December 1991. He served as Vice Chairman of the Board and Senior Vice President of the Company from March 1990 to December 1991. Prior thereto, Mr. Keyes served as sole director, sole shareholder and President of Keyes Offshore, Inc. since its organization in October 1977.

        William H. Flores has been Senior Vice President, Chief Financial Officer, Assistant Secretary and Director since March 1990. Prior thereto, Mr. Flores served as Vice President--Finance for Keyes Offshore, Inc. since December 1986.

        Christopher M. Linneman has been nominated for the directorship position being vacated by James E. Thomas. Mr. Linneman has been associated with E. M. Warburg, Pincus & Co., Inc. since April 1990, and Vice President since January 1992. Prior thereto, he served as Vice President with Drexel Burnham Lambert Inc. from January 1989 to March 1990.

        Michael E. McMahon has been nominated for the directorship position being vacated by Michael R. Eisenson. Mr. McMahon has been a partner of Aeneas Group, Inc., a subsidiary of Harvard Management Company, Inc., since January 1993. From 1989 through 1992, he was a Managing Director of Salomon Brothers, Inc., and the co-head of the Energy and Chemicals group. From 1983 to 1989, Mr. McMahon was a Managing Director of Lehman Brothers where he headed that firm's Natural Resources Group. He is also a director of Triton Energy Corporation and Tejas Power Corporation.

        Howard H. Newman has been a director of the Company since 1987. Mr. Newman has served as Managing Director of E.M. Warburg, Pincus & Co., Inc. since 1987. He is also a director of ADVO, Inc., Comcast UK Cable Partners Limited, Newfield Exploration Company and RenaissanceRe Holdings Ltd.

        Herbert S. Winokur, Jr. has been a director of the Company since 1987. Mr. Winokur has been President of Winokur & Associates, Inc., an investment and management services firm, and Managing General Partner of Capricorn Investors, L.P., a private investment partnership concentrating on investments in restructuring situations, since 1987. He previously served as Senior Executive Vice President and a Director of Penn Central Corporation from 1983 to 1987, except for his position as Director to which he was elected in 1984. He is Chairman of the Board of DynCorp and a Director of Enron Corporation, NHP, Inc. and NacRe Corporation.



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                                       6

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BOARD OF DIRECTORS AND COMMITTEES

        The Company's Board of Directors currently has six members. During 1993, the Board of Directors held eleven meetings. In addition, decisions made by the Board of Directors were formalized during 1993 through the execution of one unanimous written consent. The Board has two standing committees which are discussed below: (i) the Personnel and Compensation Committee and (ii) the Audit Committee; however, the Board does not have a nominating committee.

        PERSONNEL AND COMPENSATION COMMITTEE--The Personnel and Compensation Committee of the Board of Directors of the Company (the ``Compensation Committee'') consists of three members: Michael R. Eisenson, James E. Thomas and Herbert S. Winokur, Jr. The Company expects that Christopher M. Linneman and Michael E. McMahon will replace James E. Thomas and Michael R. Eisenson, respectively, on the Compensation Committee. The purpose of the Compensation Committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel thereby enhancing the growth and profitability of the Company. During 1993, the Compensation Committee held three meetings.

        AUDIT COMMITTEE--The Company's Audit Committee consists of two members:
Michael R. Eisenson and Howard H. Newman. The Company expects Michael E. McMahon to replace Michael R. Eisenson on the Audit Committee. The functions of the Audit Committee include reviewing and examining monthly detailed reports submitted by the Chief Financial Officer of the Company, evaluating internal controls and recommending the engagement and continuation of independent auditors. During 1993, the Audit Committee held three meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The directors and officers of the Company have no interlocking relationships with the compensation committees (or their equivalent) of any other entity.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 (the ``Exchange Act'') requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file by specific dates with the Securities and Exchange Commission (``SEC'') initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.
Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this proxy statement any failure to file by the relevant due date any of these reports during the preceding fiscal year.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were timely satisfied except as follows:

        . Gerald T. Greak, the Company's Senior Vice President -- Marketing, failed to timely report his acquisition of 1,000 shares of Common Stock on July 7, 1993. The transaction was later reported on Form 5 filed February 14, 1994.


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

        The following table sets forth information with respect to the five executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                 -------------------------------------     ----------------------
                                                             OTHER                                   ALL OTHER
                                                             ANNUAL         STOCK                      COMPEN-
      NAME AND                                              COMPEN-        OPTIONS/       LTIP         SATION
 PRINCIPAL POSITION    YEAR        SALARY      BONUS (1)    SATION (2)     SARS (3)      PAYOUTS          (4)
- --------------------   ----      ----------    ---------    ----------     --------      -------      -----------
William O. Keyes (5)   1993       $165,000    $2,000,000   $      --            --       $   --        $16,186
Director, Chairman     1992        165,000       100,000          --       400,000           --          7,166
of the Board,          1991        155,625        71,000          --            --           --          7,026
President & CEO

William H. Flores      1993        130,008     2,000,000          --            --           --          9,751
Director, SVP,         1992        130,008       100,000          --       402,400           --            731
CFO & Asst. Secr.      1991        120,628        30,000      45,147            --           --          1,293

Gerald T. Greak        1993        120,400       169,199          --        75,000           --         11,317
SVP--Marketing         1992        120,400        20,000          --       201,800           --          2,233
                       1991        104,508        20,000          --            --           --          2,614

Hugh L. Adkins (6)     1993        100,000       176,499          --        75,000           --          8,404
SVP/Operations Mgr.    1992         95,833        15,000          --       150,520           --          1,073

Joan R. Smith (7)      1993         80,640       197,352          --        40,000           --          6,780
VP/Controller/Secr.

- ------------------
Footnotes:

(1)     Bonuses were earned and paid as follows:

                       Name                       Amount               Earned                Paid
                       ----                    -----------             ------                ----
                 William O. Keyes             $  2,000,000 *            1993                 1993
                                                   100,000              1992                 1992
                                                    30,000              1991                 1992
                                                    41,000              1991                 1991

                 William H. Flores               2,000,000 *            1993                 1993
                                                   100,000              1992                 1992
                                                    30,000              1991                 1992

                 Gerald T. Greak                    30,100 **           1993                 1994
                                                    30,100 **           1993                 1993
                                                   108,999 *            1993                 1993
                                                    20,000              1992                 1992
                                                    20,000              1991                 1992

                 Hugh L. Adkins                     25,000 **           1993                 1994
                                                    25,000 **           1993                 1993
                                                   126,499 *            1993                 1993
                                                    15,000              1992                 1992

                 Joan R. Smith                      19,404 **           1993                 1994
                                                    19,404 **           1993                 1993
                                                   158,544 *            1993                 1993

         *  See ``--Bonus Agreements'' hereunder for additional information.
        **  Annual bonuses granted pursuant to the Marine Drilling 1992 Long
            Term Incentive Plan.            (notes continued on following page)



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

Footnotes (continued) --

(2) ``Other Annual Compensation'' includes the value of perquisites when such items exceed the lesser of $50,000 or 10% of the total of annual ``Salary'' and ``Bonus'' for each respective executive officer. The amounts reported for Mr. Flores include relocation benefits of $43,947 in 1991 and relate to amounts reimbursed to him or paid on his behalf.

(3) Expressed in terms of the number of shares of the Company's Common Stock subject to options granted during the years indicated.

(4) ``All Other Compensation'' includes the value of group life insurance benefits provided on behalf of each respective executive officer, and benefits related to the Marine Drilling Companies 401(k) Profit Sharing Plan including (i) the value of the Company's matching contributions up to 5% of qualified compensation and (ii) the value of forfeitures allocated to each individual's account. The amounts reported are set forth in detail below:

                                                                    Life             401(k)            401(k)
                        Name                     Year           Insurance            Match          Forfeitures
                        ----                     ----           ---------          ---------        -----------
                 William O. Keyes                1993           $   6,950          $   8,994        $    242
                                                 1992               6,950                 --             216
                                                 1991               6,248                 --             778

                 William H. Flores               1993                 515              8,994             242
                                                 1992                 515                 --             216
                                                 1991                 515                 --             778

                 Gerald T. Greak                 1993               2,081              8,994             242
                                                 1992               2,081                 --             152
                                                 1991               2,081                 --             533

                 Hugh L. Adkins                  1993               1,044              7,118             242
                                                 1992                 935                 --             138

                 Joan R. Smith                   1993                 319              6,219             242


(5) Mr. Keyes was elected President and Chief Executive Officer on December 16, 1991. Prior to such time, Mr. Keyes served as Vice Chairman of the Board and Senior Vice President--Operations.

(6) In accordance with the rules on executive compensation disclosure adopted by the SEC, Mr. Adkins' compensation is not shown for years prior to 1992, which was the year during which he first became an executive officer.

(7) In accordance with the rules on executive compensation disclosure adopted by the SEC, Ms. Smith's compensation is not shown for years prior to 1993, which was the year during which she first became an executive officer.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

BONUS AGREEMENTS

        In 1991, the Company entered into bonus agreements with Messrs. Keyes and Flores (the ``Bonus Agreements''). The Bonus Agreements provided, subject to certain conditions, for a one-time cash bonus to each individual of $100,000 in the event of the consummation of a material business combination, recapitalization or sale of debt or equity securities by the Company, such as the Reorganization. Messrs. Keyes and Flores each received a $100,000 bonus in 1992 due to the consummation of the Reorganization. The Bonus Agreements also provided for a cash bonus to each such individual equal to 1.2% of the amount of the equity value of the Company in November 1993 in excess of the Base Amount. The ``Base Amount'' was $60,000,000 increased by the fair market value of certain securities issued by the Company after November 1991. The Base Amount increased from $60,000,000 to $112,174,437 as a result of (i) the Reorganization, (ii) the subsequent sales of Common Stock pursuant to a rights offering, (iii) a common stock offering in June 1993, all of which are more fully described in the Company's 1993 Annual Report, and (iv) various other issuances of Common Stock.

        In 1993, Mr. Keyes and Mr. Flores agreed to limit the amounts payable to them, and the Company elected to pay to other employees the amounts by which the bonuses payable to Mr. Keyes and Mr. Flores were reduced. The Company's equity value in November 1993 calculated pursuant to the Bonus Agreements was $297,007,639 ($6.80 per share) with the aggregate bonus amounts payable thereunder equal to $4,435,996. The distribution of the bonus amounts was as follows:

                        Name                                          Amount
                        ----                                        -----------
                 William O. Keyes                                   $  2,000,000
                 William H. Flores                                     2,000,000
                 Gerald T. Greak                                         108,999
                 Hugh L. Adkins                                          108,999
                 Joan R. Smith                                           158,544
                 Other Employees                                          59,454
                                                                    ------------

                 Aggregate Bonus Amount                             $  4,435,996
                                                                    ============



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

STOCK OPTION GRANTS

        The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in 1993. In addition, in accordance with SEC rules, the table illustrates the hypothetical gains or ``option spreads'' that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full ten-year terms of the options. For comparative purposes, the table also includes the hypothetical total gains that could be realized over a ten-year period by the Company's stockholders using those assumptions. No gain to the optionees is possible without an increase in the stock price which will benefit all stockholders proportionately.


                          STOCK OPTION GRANTS IN 1993


                                      INDIVIDUAL GRANTS
                     -------------------------------------------------
                                   PERCENT OF    EXERCISE                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                                 TOTAL OPTIONS   OR BASE                         ANNUAL RATES OF STOCK PRICE
                                   GRANTED TO     PRICE                         APPRECIATION FOR OPTION TERM(2)
                       OPTIONS     EMPLOYEES       (PER      EXPIRATION     ----------------------------------------
       NAME          GRANTED(1)     IN 1993       SHARE)        DATE        0%              5%             10%
       ----          ----------   -----------    --------    ----------     --              --             ---
All Stockholders(3)      N/A          N/A         $6.00         N/A        $-0-       $165,099,143     $418,659,895
Gerald T. Greak        75,000         39.5%        6.00      06/29/2003     -0-            282,750          717,000
Hugh L. Adkins         75,000         39.5%        6.00      06/29/2003     -0-            282,750          717,000
Joan R. Smith          40,000         21.0%        6.00      06/29/2003     -0-            150,800          382,400

- -------------
Footnotes:

(1) Reflects options to purchase the indicated numbers of shares of the Company's Common Stock. All options granted to the named officers were granted under the Marine Drilling 1992 Long Term Incentive Plan at exercise prices equal to the closing market price of the Common Stock on June 29, 1993 which was the date of the grants. All options granted to the named officers have a four year vesting period with 25% vesting on each anniversary of the date of grant until June 29, 1997. If a ``change in control'' (as defined in the plan) occurs, then all options then outstanding shall become fully exercisable, and, unless otherwise determined by the Compensation Committee, the value of outstanding options (other than those granted within the prior six months to persons subject to Section 16 of the Securities Exchange Act of 1934) will be cashed out on the basis of the highest price paid (or offered) during the preceding 60 day period.

(2) These amounts represent certain assumed rates of appreciation only, as prescribed by the SEC. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the Company's stock. There can be no assurance that the amounts reflected in this table will be achieved. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(3) Based on 43,792,876 shares of the Company's Common Stock outstanding on April 1, 1994, using the $6.00 Common Stock closing price on June 29, 1993 as the base price.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

OPTION EXERCISES AND YEAR-END VALUES

        The following table shows the number of shares covered by all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1993. Also reported are the year-end values for their exercisable and unexercisable ``in-the-money'' options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock.

                        AGGREGATED 1993 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES



                             OPTIONS EXERCISED                                          VALUE OF UNEXERCISED
                        ----------------------        NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                           SHARES                      OPTIONS AT YEAR-END                AT YEAR-END (1)
                          ACQUIRED      VALUE      --------------------------      ----------------------------
         NAME           ON EXERCISE    REALIZED    EXERCISABLE  UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
         ----           -----------  -----------   -----------  -------------      -----------    -------------
William O. Keyes  . . .   100,000      $450,000            --        300,000      $        --       $1,350,000
William H. Flores . . .   102,400       460,800            --        300,000               --        1,350,000
Gerald T. Greak . . . .        --            --        51,800        225,000          223,100          675,000
Hugh L. Adkins  . . . .        --            --        38,020        187,500          171,090          506,250
Joan R. Smith . . . . .    19,270        86,715            --         96,250               --          433,125

(1) This valuation represents the difference between $5.75, the closing price of the Common Stock on the Nasdaq Stock Market on December 31, 1993 and the exercise prices of the stock options.



                  PERSONNEL AND COMPENSATION COMMITTEE REPORT
                        REGARDING EXECUTIVE COMPENSATION

COMPENSATION POLICY REGARDING EXECUTIVE OFFICERS

        The Compensation Committee is responsible for the design of the Company's compensation and incentive programs. The Compensation Committee is composed of the three undersigned individuals who are each non-officer directors. The Compensation Committee's goal is to develop and implement compensation and incentive programs which cause the Company's officers and employees to focus on increasing shareholder value as well as retaining and motivating employees who are capable of furthering that goal.

        The Compensation Committee has established a three-part program with respect to employee compensation. The first component involves providing base salaries which approximate the average for companies comprising the offshore contract drilling industry. The Compensation Committee has not conducted a formal review in this regard; however, it believes that the Company's base salaries generally fall within this range. The second and third components were developed through the design of the Marine Drilling 1992 Long Term Incentive Plan (the ``Plan'') which was approved by the Company's shareholders on October 29, 1992. The second component includes the payment of performance bonuses which are based upon (i) the Company's achievement of certain goals with respect to its safety record, its financial performance and its operational performance, (ii) each individual employee's performance in furtherance of those goals, and (iii) each employee's achievement of individual objectives (as applicable). The third component provides for the grant of long term equity-based incentives through the utilization of stock options, restricted stock and stock appreciation rights.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

        With respect to the establishment of compensation for each executive officer, the Compensation Committee considers an individual's past performance and skills, as well as the individual's ability to enhance shareholder value. The Compensation Committee and the Company's management are currently developing the Company's and individual employee performance award targets and payouts for 1994 and 1995.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

        In November 1991, in light of a deteriorating offshore drilling industry and the Company's precarious financial position, the Compensation Committee developed a program to retain three of its executive officers whom it considered to be of key importance to the Company's pending restructuring and ultimate survival. Those individuals included the Company's Chief Executive Officer at the time, Mr. Dan O. Dennis; its Senior Vice President of Operations, Mr. William O. Keyes; and its Senior Vice President and Chief Financial Officer, Mr. William H. Flores. Mr. Dennis resigned in December 1991 and Mr. Keyes was concurrently appointed Chief Executive Officer. The program included a bonus agreement involving the payment of (a) a $100,000 bonus payable in connection with the consummation of a restructuring transaction and (b) a bonus tied to improvements in the Company's shareholder value as defined therein. See Executive Compensation and Related Matters--Bonus Agreements for a further discussion regarding the specifics of these agreements. Messrs. Keyes, Flores and Dennis each received a $100,000 bonus in November as a result of the Company's Reorganization on October 29,
1992.   In addition, Messrs. Keyes and Flores subsequently received bonuses based upon the Company's value in November 1993. The Compensation Committee believes that these programs had a significant impact on the Company as evidenced by the dramatic improvement in its operations, profitability and capital structure during the period from November 1991 to November 1993.

DISCUSSION REGARDING COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        The Compensation Committee has established the 1994 base salary of the Company's Chief Executive Officer, $180,000 at a level which it believes is approximately average for companies of comparable size in the offshore drilling industry. In 1992, the Company granted Mr. Keyes a stock option of significant size, 400,000 shares, which its believes will maintain a close alignment between Mr. Keyes' performance and the shareholder value of the Company. Mr. Keyes will be eligible for a performance bonus in 1994 pursuant to the Plan in an amount up to 50% of his base salary as determined by the Company's attainment of certain financial objectives. The Compensation Committee believes that Mr. Keyes' experience, reputation, performance and impact on the Company's performance justify and reaffirm his compensation and incentive package.


April 1, 1994                          The Personnel and Compensation Committee



                                                    Michael R. Eisenson
                                                    James E. Thomas
                                                    Herbert S. Winokur, Jr.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                     CUMULATIVE TOTAL SHAREHOLDER RETURN OR
                         COMPARATIVE STOCK PERFORMANCE

        The line graphs on the following page compare the changes in the cumulative total shareholder returns from the end of July 1989 (the month in which the Company's equity was registered under Section 12 of the Securities Exchange Act of 1934) through the end of 1993 and as of October 1992 (the month of the Reorganization) through the end of 1993, of (i) the Company, (ii) the CRSP Total Return Index for the NASDAQ Stock Market (the ``NASDAQ Index'') and
(iii) the Simmons & Company International Offshore Drillers Index (the ``SCI Index''). Due to the significant change in the Company's capital structure pursuant to the Reorganization and its financial results since that time, the Company has included a graph illustrating its performance since October 1992 as compared to the NASDAQ Index and the SCI Index.

        The companies that comprise the SCI Index include the Company; Arethusa (Off-shore) Ltd; Atwood Oceanics, Inc.; Chiles Offshore Corporation; Cliffs Drilling Company; Dual Drilling Company; Energy Service Company, Inc.; Global Marine, Inc.; Noble Drilling Corporation; Reading & Bates Corporation; Rowan Companies, Inc.; and Sonat Offshore Drilling, Inc. The graphs on the following page assume that $100 was invested in each of these categories on July 28, 1989 or October 29, 1992, and that all dividends were re-invested. The Company has not paid any cash dividends during the periods covered by the graphs.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                 COMPARISON OF TOTAL RETURNS AMONG THE COMPANY,
                       THE NASDAQ INDEX AND THE SCI INDEX


                      JULY 28, 1989 TO DECEMBER 31, 1993


               Jul 89    Dec 89    Dec 90     Dec 91     Dec 92     Dec 93
               ------    ------    ------     ------     ------     ------
The Company    $100.0    $ 98.6    $ 56.5     $  1.8     $  0.6     $  2.7
NASDAQ Index    100.0     100.6      85.4      137.1      159.4      181.9
SCI Index       100.0     128.2     107.2       61.1       63.4      106.4

                     OCTOBER 29, 1992 TO DECEMBER 31, 1993


               Oct 92    Dec 92    Mar 93     Jun 93     Sep 93     Dec 93
               ------    ------    ------     ------     ------     ------
The Company    $100.0    $ 42.9     $128.6     $228.6     $264.3     $192.9
NASDAQ Index    100.0     111.9      114.0      116.2      125.9      127.7
SCI Index       100.0      81.3      118.0      147.0      157.8      136.4












- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Warburg, Aeneas, Capricorn, Mr. Keyes and Chase obtained significant registration rights pursuant to the Registration Rights Agreement entered into in connection with the consummation of the Reorganization. Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to keep a registration statement in effect for three years from October 29, 1992 covering the resale of all shares of Common Stock acquired by those parties.

        In connection with the Reorganization, the Company, Warburg, Aeneas, Capricorn, Chase and Mr. Keyes entered into the Shareholders' Agreement. At April 1, 1994, Warburg and the Company are the only parties to the Shareholders' Agreement. See Item 1 - Election of Directors- -Shareholders' Agreement.

        In April 1993, William H. Flores, Director, Senior Vice President and Chief Financial Officer of the Company, borrowed $100,000 from the Company pursuant to a note due December 15, 1993 which accrued interest at six percent (6%). In November 1993, Mr. Flores borrowed $320,160 from the Company primarily to exercise stock options pursuant to notes due December 15, 1993 which accrued interest at six percent (6%). In December 1993, Mr. Flores paid off all notes and accrued interest thereon. As of April 1, 1994 no amounts were outstanding.


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                            ITEM 2 - RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has appointed KPMG Peat Marwick as independent certified public accountants for the Company and its subsidiaries for fiscal year 1994. It is intended that such appointment be submitted to the stockholders for ratification at the 1994 Annual Meeting of Stockholders. KPMG Peat Marwick has served as the Company's auditors since the formation of the Company's predecessor and has no investment in the Company or its subsidiaries.

        Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting and eligible to vote thereon, in person or by proxy.

        A representative of KPMG Peat Marwick will be in attendance at the Annual Meeting, during which they will be given the opportunity to make a statement should he/she desire to do so and that he/she will be available to respond to appropriate questions.


STOCKHOLDERS' PROPOSALS

        Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1995 must be received by the Company's principal executive offices no later than December 2, 1994. They may be addressed to the Secretary of the Company at 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435.


OTHER MATTERS

        While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting and eligible to vote thereon, in person or by proxy.

                                                 MARINE DRILLING COMPANIES, INC.



                                                 By  Joan R. Smith
                                                 Secretary

Sugar Land, Texas
April 1, 1994



- -------------------------------------------------------------------------------

X  Please mark your
   votes as in this
   example.

                FOR all      WITHHOLD
               nominees    AUTHORITY to
                listed     vote for all
                          nominees listed    Nominees:  William O. Keyes                                      FOR  AGAINST  ABSTAIN
1. Election of                                          William H. Flores        2. Ratification of KPMG
   Directors                                            Christopher M. Linneman     Peat Marwick as
                                                        Michael E. McMahon          Independent Auditors.
FOR, all nominees listed except vote withheld           Howard H. Newman
for the following nominee(s):                           Herbert S. Winokur, Jr.  3. In their discretion, upon
                                                                                    any other matter which may
                                                                                    properly come before the
                                                                                    the meeting or at any
_____________________________________________                                       adjournment or postponement
                                                                                    thereof.

                                                                                THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS
                                                                                DIRECTED.  IF NO DIRECTION IS MADE, THE PERSONS
                                                                                NAMED HEREIN INTEND TO VOTE FOR THE ELECTION OF THE
                                                                                NAMED NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

                                                                                PLEASE DATE AND SIGN THIS PROXY AND RETURN IT
                                                                                PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

SIGNATURE(S)___________________________________________________________________________________  DATE_______________________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            MARINE DRILLING COMPANIES, INC.
                  PROXY SOLICITATED ON BEHALF OF BOARD OF DIRECTORS


     The undersigned hereby appoints Joan R. Smith and William H. Flores, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Marine Drilling Companies, Inc. (the "Company") to be held in the One Sugar Creek Place Auditorium on the first floor of the Company's headquarters located at 14141 Southwest Freeway, Sugar Land, Texas on Wednesday, May 4, 1994 at 9:00 a.m., central daylight time, and at all adjournments or postponements thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed hereon.


                            (TO BE SIGNED ON REVERSE SIDE)